Exhibit 99.1

NEWS - FOR IMMEDIATE RELEASE	NYSE American: GORO

GOLD RESOURCE CORPORATION REPORTS FINANCIAL RESULTS

FOR THE THIRD QUARTER OF 2025

Denver, Colorado – November 4, 2025 – Gold Resource Corporation (NYSE American: GORO) (the “Company”) is pleased to announce its third quarter operational results from its Don David Gold Mine (“DDGM”) near Oaxaca, Mexico.

“I’m pleased to report that we are beginning to see encouraging signs of a turnaround at the Don David Gold Mine in Mexico,” said Allen Palmiere, President and CEO. “We’ve started receiving some of the gently used equipment that we ordered, and it is already operational within the mine. Development work by Cominvi is progressing according to plan in the Three Sisters area, and we’re particularly encouraged by results which continue to validate our expectations of favorable vein widths and higher precious metal grades. Additionally, our transition to the cut-and-fill mining method in certain narrow vein areas has significantly reduced dilution. We are encouraged that these improvements are already yielding positive results, and we anticipate continued progress moving forward.”

Don David Gold Mine:

●	In the third quarter of 2025, DDGM, located in Mexico, produced and sold a total of 6,298 gold equivalent (“AuEq”) ounces, comprised of 1,422 gold ounces and 417,710 silver ounces, at an average sales price per ounce of $3,546 and $41.39, respectively.
●	By the end of the third quarter, the Company began receiving newly acquired equipment and, when combined with the strategic use of third-party contractors, this enabled an increase in available headings and a subsequent improvement in production.
●	Underground grade control and infill drilling advanced as planned at the Three Sisters vein system, focused on the Sandy and Sadie vein sets. Results from this work continue to refine and validate the geologic model, supporting near-term production planning. Additional drilling targeted the Splay 31, Marena North, Candelaria, and Viridiana veins in the Arista system, and the Soledad South vein in the Switchback system. These programs aim to optimize economic returns from near-term production across multiple vein systems. Underground exploration drilling remains on hold, with step-out targets at Three Sisters and Arista planned for future drill testing following completion of necessary development and improvements in the Company’s working capital position.

Corporate and Financial:

●	The Company has $12.8 million in working capital and $9.8 million in cash and cash equivalents as of September 30, 2025.
●	On September 8, 2025, the Company closed on a $11.4 million registered direct offering for the sale of 25,315,954 shares of the Company’s common stock at a price of $0.45 per share. The Company issued 14,204,846 of these shares, for the fair value of approximately $6.4 million, to fully pay off the term loan received in June 2025 as a non-cash equity settlement.

●	The Company had a net loss of $4.7 million, or $0.03 per share, for the quarter, which was primarily the result of lower tonnes produced and less ounces sold. Early in the quarter, output was constrained by limited access to critical mining equipment, stemming from an aging fleet, and by a shortage of alternative ore production headings, but by the end of the third quarter, as mentioned above, the Company made improvements to overcome some of these challenges, and thus increased production.
●	Total cash cost after co-product credits for the quarter was $2,116 per AuEq ounce, and total all-in sustaining cost (“AISC”) after co-product credits for the quarter was $2,983 per AuEq ounce. (See Item 2—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures for a reconciliation of non-GAAP measures to applicable U.S. GAAP measures).

Liquidity Update:

Tonnes produced from the mining operations at DDGM year-to-date 2025 remain lower than in the previous year and, except for silver, grades were lower as well. The Company continued to encounter significant issues with equipment availability partway into the third quarter due to the age and condition of some of the critical mining equipment in use at the mine. Due to the challenges with equipment availability, the Company was not able to maintain its projected timeline for mine development and had limited flexibility to mine alternate headings. In addition, the mill continued to experience mechanical issues that resulted in lower throughput, and when combined with the lower tonnes mined, resulted in a production shortfall. To minimize the mechanical issues and return the mine to a cash positive position, the Company engaged a third-party contract miner during the third quarter of 2025 and started to upgrade its mining fleet. As a result, by the end of the third quarter, the Company was able to increase production from a number of production headings.

The Company believes that the mine has the potential to generate positive cash flow based on the information to date from the new Three Sisters area, as well as other zones that have been discovered near existing headings. The Company is in the process of developing access to and drill-defining these new areas. With the improvements mentioned above, the Company is expecting the remaining months of 2025 to result in positive operating income.

In 2025, the Company has been focused on improving its cash position through the issuance of debt and equity. The Company raised $2.5 million through a registered direct offering in January 2025. In September 2025, the Company closed on a second registered direct offering of $11.4 million for the sale of 25,315,954 shares of the Company’s common stock at a price of $0.45 per share. The Company issued 14,204,846 of these shares, for the fair value of approximately $6.4 million, to fully pay off the term loan received in June 2025 as a non-cash equity settlement. In February 2025, the Company sold its interest in Green Light Metals for $0.9 million in proceeds. On May 7, 2025, the Company received a tax refund of 79.6 million pesos (approximately $4.0 million) related to DDGM taxes paid in 2023. During the nine months ended September 30, 2025, the Company raised approximately $8.6 million through its At-The-Market Offering (“ATM”) Program, after deducting the agent’s commissions and other expenses.

Although the Company has significantly improved its financial position year to date, the lower production and grades from the mine through the third quarter of 2025 raise substantial doubt about the Company’s ability to continue as a going concern, as reflected by the year-to-date net losses of $24.5 million and the cash used in operations of $2.5 million. Although the Company believes that there is adequate financing in place to cover the planned underground development and equipment improvements, there can be no assurances that the Company will achieve short-term production targets and therefore may continue with liquidity concerns.

2025 Sustaining and Growth Investments Summary

	For the nine months ended September 30, 2025
	2025	2024

Sustaining Investments:
Underground Development	$2,621	$3,812
Other Sustaining Capital	2,170	2,711
Infill Drilling	670	977
Surface and Underground Exploration Development & Other	602	65
Subtotal of Sustaining Investments:	6,063	7,565
Growth Investments:
DDGM growth:
Surface Exploration / Other	1,649	1,812
Underground Exploration Drilling	-	38
Underground Exploration Development	6,584	-
Back Forty growth:
Back Forty Project Optimization & Permitting	562	524
Subtotal of Growth Investments:	8,795	2,374
Total Capital and Exploration:	$14,858	$9,939

Trending Highlights

	2024				2025
	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Operating Data
Total tonnes milled	98,889	93,687	83,690	80,367	56,906	63,479	65,131
Average Grade
Gold (g/t)	1.89	1.27	0.54	0.64	0.70	0.56	1.11
Silver (g/t)	88	102	83	94	169	115	250
Copper (%)	0.37	0.26	0.19	0.20	0.18	0.13	0.16
Lead (%)	1.25	1.00	1.01	1.12	0.72	0.88	0.63
Zinc (%)	2.82	2.59	2.63	2.73	1.68	2.72	1.57
Metal production (before payable metal deductions)
Gold (ozs.)	4,757	2,947	944	1,258	903	758	1,646
Silver (ozs.)	251,707	263,023	194,525	210,581	257,285	196,435	453,057
Copper (tonnes)	280	181	93	88	54	50	73
Lead (tonnes)	812	616	576	678	272	373	241
Zinc (tonnes)	2,310	2,020	1,741	1,734	699	1,380	784
Metal produced and sold
Gold (ozs.)	3,557	2,724	1,357	960	859	878	1,422
Silver (ozs.)	216,535	234,560	181,434	184,804	230,320	150,365	417,710
Copper (tonnes)	264	197	98	82	50	43	67
Lead (tonnes)	667	491	467	548	277	272	212
Zinc (tonnes)	1,682	1,771	1,473	1,360	617	1,060	645
Average metal prices realized
Gold ($ per oz.)	$ 2,094	$ 2,465	$ 2,561	$ 2,706	$ 2,956	$ 3,350	$ 3,546
Silver ($ per oz.)	$ 23.29	$ 30.49	$ 30.61	$ 31.11	$ 32.54	$ 34.35	$ 41.39
Copper ($ per tonne)	$ 8,546	$ 10,428	$ 8,832	$ 8,969	$ 9,656	$ 9,619	$ 9,690
Lead ($ per tonne)	$ 1,977	$ 2,235	$ 2,065	$ 1,897	$ 1,950	$ 1,887	$ 1,937
Zinc ($ per tonne)	$ 2,483	$ 2,871	$ 2,854	$ 3,062	$ 2,710	$ 2,607	$ 2,841
Gold equivalent ounces sold
Gold Ounces	3,557	2,724	1,357	960	859	878	1,422
Gold Equivalent Ounces from Silver	2,408	2,901	2,169	2,125	2,535	1,542	4,876
Total AuEq oz	5,965	5,625	3,526	3,085	3,394	2,420	6,298

Third Quarter 2025 Conference Call

The Company will host a conference call on Wednesday, November 5, 2025, at 12:00 p.m. Eastern Time.

The conference call will be recorded and posted to the Company’s website later in the day following the conclusion of the call. Following prepared remarks, Allen Palmiere, President and Chief Executive Officer, Armando Alexandri, Chief Operating Officer, and Chet Holyoak, Chief Financial Officer, will host a live question and answer (Q&A) session. There are two ways to join the conference call.

To join the conference via webcast, please click on the following link:

https://onlinexperiences.com/scripts/Server.nxp?LASCmd=AI:4;F:QS!10100&ShowUUID=30879350-1F42-4102-8465-2D7E4D662CE5

To join the call via telephone, please use the following dial-in details:

Participant Toll Free:	+1 (800) 717-1738
International:	+1 (289) 514-5100
Conference ID:	53885

Please connect to the conference call at least 10 minutes prior to the start time using one of the connection options listed above.

About GRC:

Gold Resource Corporation is a gold and silver producer, developer, and explorer with its operations centered on the Don David Gold Mine in Oaxaca, Mexico. Under the direction of an experienced board and senior leadership team, the Company’s focus is to unlock the significant upside potential of its existing infrastructure and large land position surrounding the mine in Oaxaca, Mexico and to develop the Back Forty Project in Michigan, USA. For more information, please visit the Company’s website, located at www.goldresourcecorp.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking words such as “plan,” “target,” “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, (i) the Company’s expectations regarding productivity, cash flow and operating income; (ii) Company’s anticipated near-term capital needs and potential sources of capital; and (iii) the Company’s ability to achieve production targets. All forward-looking statements in this press release are based upon information available to the Company as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. The Company’s actual results could differ materially from those discussed in this press release. Forward-looking statements are subject to risks and uncertainties. Additional risks related to the Company may be found in the periodic and current reports filed with the Securities and Exchange Commission by the Company, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which are available on the SEC’s website at www.sec.gov.

For further information, please contact:

Chet Holyoak

Chief Financial Officer

Chet.Holyoak@grc-usa.com

www.GoldResourceCorp.com
303-320-7708